Exhibit 10.43

LICENSE AGREEMENT

This License Agreement (this “Agreement”) made this 18th day of November, 1996, by and between STS Biopolymers, Inc. (“STS”), a New York corporation with its principal place of business at 336 Summit Point Drive Henrietta, New York, and Micro Therapeutics, Inc. (“MTI”), a Delaware corporation with its principal place of business at 1062-F Calle Negocio, San Clemente, California.

RECITALS:

A.                                   STS owns certain PATENTS, PROPRIETARY INFORMATION and TRADEMARKS relating to formulation, production and manufacture of coatings for medical devices.

B.                                        MTI wishes to acquire a license to such PATENTS and TECHNICAL INFORMATION as they relate to COATED PRODUCTS.

NOW, THEREFORE, in consideration of the terms, conditions and covenants set forth herein, the parties agree as follows:

1.0                                 Definitions:

For purposes of this Agreement, the following definitions shall apply:

1.1                                 LICENSED PATENTS means United States Patent Application to be filed by STS during calendar year 1996 for lubricious hydrogel coating layers incorporating polymers other than cellulose esters and United States Patents which issue therefrom, their foreign counterparts, and any division, continuation, continuation-in-part, reissue, or extension thereof.

1.2                                 PROPRIETARY INFORMATION means unpublished research and development information, market and business information, unpatented inventions, know-how, trade secrets, manufacturing information, formulations, and technical data in the possession of STS at the effective date of this Agreement and thereafter which is needed to produce LICENSED PRODUCTS

1.3                                 LICENSED MARKS means the marks STS and coating identifying marks created by STS as used in connection with marketing, promotion, and labeling of LICENSED PRODUCTS and related services, including marks which are registered in any country and marks acquired by usage and common law rights.

1.4                                   COATING means STS’ lubricious hydrophilic coatings based upon the LICENSED PATENTS.

1.5                                   COATED PRODUCTS means any device used in vasculature access procedures manufactured by or for MTI incorporating the application of COATING on any part or component of each such device.

1.6                                 NET SALES means the total of gross receipts, from the sale of COATED PRODUCTS by MTI and any RELATED COMPANY in any arm’s-length transactions to unrelated third party distributors, retailers, or end-users, less discounts allowed to distributors, discounts allowed dealers, refunds, replacements or credits allowed to purchasers for return of COATED PRODUCT or as reimbursement for damaged COATED PRODUCT, freight, postage, insurance and other shipping charges, sales and use taxes, customs duties and any other governmental charges imposed on the production, importation, use or sale of COATED PRODUCTS except income taxes. Should MTI sell COATED PRODUCTS in combination with other products, then the NET SALES shall be based on the average price charged during the applicable quarter by MTI for the COATED PRODUCTS when separately invoiced or priced. In the event that the COATED PRODUCTS have not been sold or invoiced during the applicable quarter, the price for that quarter shall be the same as the price at which COATED PRODUCT was sold in the most. recent quarter prior thereto: If the COATED PRODUCTS have not been separately invoiced or sold for two (2) quarters prior to the applicable quarter, the NET SALES shall be computed by the ratio that MTI’S cost of manufacturing the COATED PRODUCTS bears to its cost of manufacturing the combination of products which the COATED PRODUCT is a part, multiplied by the NET SALES of such product.

1.7                                 RELATED COMPANY means any parent, subsidiary or affiliate company of MTI or any subsidiary of any parent or subsidiary of MTI and any company controlled or owned in part or whole by MTI and/or any of its officers, directors or shareholders.

1.8                                 TERRITORY means worldwide.

1.9                                 CONFIDENTIAL INFORMATION means unpublished research and development information, market and business information, unpatented inventions, know-how, trade secrets, manufacturing information, formulations, and technical data relating to developments and improvements to the COATINGS conceived and/or reduced to practice after the effective date of this Agreement.

2.0                                 Grant

2.1                                 STS hereby grants to MTI a non-exclusive license under the LICENSED PATENTS to the COATING in order for MTI to make, have made, import, offer for sale, sell and use COATED PRODUCTS in the TERRITORY.

2.2                                 STS hereby grants to MTI a non-exclusive license to use the PROPRIETARY INFORMATION in connection with making, having made, importing, offering for sale, selling and using COATED PRODUCTS in the TERRITORY.

2.3                                 STS hereby grants to MTI the right to use the LICENSED MARKS in connection with COATED PRODUCTS. MTI agrees to display prominently the legend “Coated with ULTRA SLIPCOAT™” on all COATED PRODUCTS packaging. MTI has not registered and agrees not to register LICENSED MARKS in any country except with the written permission of STS. MTI shall mark COATED PRODUCT or its packaging with the patent numbers as required by law or as requested by STS and shall identify ULTRA SLIP-COAT™ as a trademark of STS.

3.0                                 Royalties

3.1                                  As consideration for this grant of rights, MTI shall pay to STS, upon acceptance of COATING by MTI for production of COATED PRODUCT but no later than July 1, 1997, a nonrefundable initial payment of $15,000.

3.2                                  In addition to the initial payment provided in Paragraph 3.1 above, MTI agrees to pay to STS a royalty of four percent (4%) of NET SALES. Such royalty shall be paid in U.S. Dollars within forty-five (45) days after the end of each calendar quarter and shall be payable on NET SALES during said calendar quarter. Conversion to U.S. Dollars shall be at the rate published in the Wall Street Journal on the last day of said calendar quarter.

3.3                                  The obligation to pay royalties to STS under this Article is imposed only once with respect to any single unit of COATED PRODUCT.

3.4                                  Overdue payment to STS shall accrue interest, which MTI shall pay monthly to STS, at three percent (3%) above the prime rate posted by Chase Manhattan Bank, New York, NY, USA. Overdue payments shall be considered a material breach of this Agreement without regard to interest due or paid.

3.5                                  The payment of royalties as set forth in this Article is in addition to the purchase price of the COATING and of coating services which are to be separately established between STS and MTI.

4.0                                 Accounting and Audit. Within forty-five (45) days after the close of each calendar quarter ending on the last day of March, June, September and December of each year, MTI shall render to STS a written accounting with respect to all royalty payments due hereunder. Such report shall indicate for each such quarter the amount of NET SALES, if any, of COATED PRODUCTS sold by MTI by type and quantity of each product sold within each country of sale. MTI shall keep accurate records in sufficient detail to enable the aforesaid payments to be determined. At STS’s request and expense, MTI shall permit an independent certified public accountant acceptable to MTI to have access during regular business hours and upon reasonable notice to MTI to such of the records of MTI as may be necessary to verify the accuracy of the reports required under this Agreement.

5.0                             Improvements. During the term of this Agreement, STS and MTI may, at their option, disclose to the other party any development or improvement relating to the COATINGS conceived and/or reduced to practice by the disclosing party. The grant of rights by STS or MTI to the other party under such developments and improvements shall be subject to a separate agreement then to be negotiated. STS and MTI agree to treat any such disclosure as CONFIDENTIAL INFORMATION subject to Paragraph 6.0 below.

6.0                             Confidentiality

6.1                                      MTI agrees to treat as confidential any and all PROPRIETARY INFORMATION obtained from STS and MTI and STS agree to treat as confidential any and all CONFIDENTIAL INFORMATION obtained from the other party and to that end further agree:

(a)                                       not to disclose, disseminate, discuss or reveal to anyone any of the PROPRIETARY INFORMATION or CONFIDENTIAL INFORMATION, or any portion thereof, and not to directly or indirectly use the PROPRIETARY INFORMATION or CONFIDENTIAL INFORMATION or any portion thereof except in accordance with this Agreement;

(b)                                      to safeguard the PROPRIETARY INFORMATION or CONFIDENTIAL INFORMATION obtained under this Agreement in a manner no less strict than receiving party treats its own confidential information, and in any event to maintain all documentation, specimens, drawings, specifications, formulas, technical manuals, fixtures, sample units, testing procedures, and the like, regarding the PROPRIETARY INFORMATION and CONFIDENTIAL INFORMATION in a manner not accessible by unauthorized persons, and to take all reasonable precautions, including the establishment of appropriate procedures and discipline, to safeguard the confidentiality of the information disclosed by the disclosing party; and

(c)                                       to use best efforts to ensure that the PROPRIETARY INFORMATION and CONFIDENTIAL INFORMATION is disclosed only to receiving party’s officers, employees, and agents who have a need to know the PROPRIETARY INFORMATION or CONFIDENTIAL INFORMATION and to require such officers, employees, and agents to whom the PROPRIETARY

INFORMATION or CONFIDENTIAL INFORMATION is disclosed to be bound by like obligations of confidentiality and non-use.

6.2                                      Upon the termination of this Agreement, the receiving party shall return to the disclosing party, within two (2) months of termination, any and all PROPRIETARY INFORMATION and CONFIDENTIAL INFORMATION, including documents, specimens, data, drawings, formulas, specifications, technical manuals, samples, and the like provided to receiving party by disclosing party, or receiving party shall affirm in writing by an officer thereof the destruction of all records which include or disclose PROPRIETARY INFORMATION or CONFIDENTIAL INFORMATION disclosed to receiving party by disclosing party under this Agreement.

6.3                                      The obligations of this Agreement shall not apply to any information disclosed by disclosing party to receiving party which:

(a)                                  is publicly known at the time of disclosure or becomes publicly known at any time other than through disclosure by receiving party.

(b)                                 receiving party can demonstrate is already in its possession from sources other than disclosing party, as evidenced by written records, provided that, within twenty (20) days of the receipt by receiving party of PROPRIETARY INFORMATION or CONFIDENTIAL INFORMATION under this Agreement, receiving party notifies disclosing party in writing of the existence and nature of such information from other sources and furnishes copies of any documents relied upon; or

(c)                                  is disclosed to receiving party by a third party not under an obligation to maintain the PROPRIETARY INFORMATION or CONFIDENTIAL INFORMATION in confidence.

If any part of the PROPRIETARY INFORMATION or CONFIDENTIAL INFORMATION disclosed should ever meet any of the criteria established in the above subparagraphs, the receiving party shall still be obliged to maintain in confidence any other part of the PROPRIETARY INFORMATION and CONFIDENTIAL INFORMATION which does not meet said criteria.

7.0                              Technical assistance. Promptly following the execution of this Agreement and on a continuing basis during the term of this Agreement, STS shall furnish to MTI, at MTl’s request, the services of STS employees having knowledge of the LICENSED PATENTS and PROPRIETARY INFORMATION necessary for the performance of this Agreement; provided that MTI shall (a) reimburse STS for the reasonable travel and living expenses incurred by such technical personnel for travel requested by MTI hereunder, and (b) pay STS an hourly charge of $90 per hour for such services.

8.0                              Warranty. STS warrants that it is the owner of all right, title and interest in and to the LICENSED PATENTS and has the unrestricted power and authority to grant the licenses and give access to the PROPRIETARY INFORMATION as provided herein. STS represents that as of the date of this Agreement it has no knowledge of any pending or threatened litigation against STS which might impair the rights licensed hereunder, nor does it have knowledge of any dominant patents or patent rights which might reasonably be infringed by MTI’s manufacture, use and sale of the COATED PRODUCTS.

9.0                              Effective Date and Term.

9.1                                  This Agreement will become effective on the day and year first written above and shall continue until the expiration or invalidation by a competent authority of all patents covered under LICENSED PATENTS.

9.2                                  If either party hereto shall commit any breach of any material provision of this Agreement, and shall not, within thirty (30) days’ written notice of such breach by the other party, correct such breach, then such other party may, by written notice to the breaching party, immediately terminate this Agreement. The right of either party to take such action shall not be affected in any way by its failure to take any action with respect to any previous breach.

9.3                                  STS shall have the right to terminate this Agreement in the event of the filing of a voluntary or involuntary petition of bankruptcy or insolvency of MTI.

9.4                                  STS shall have the option to terminate this Agreement if, during the first three (3) years of the term of this Agreement, the quarterly royalty paid by MTI is less than two thousand five hundred U.S. dollars ($2,500.00 U.S.) in any calendar quarter or if, during the remaining term of this Agreement, the quarterly royalty paid by MTI is less than five thousand U.S. dollars ($5,000.00 US) in any calendar quarter. If STS exercises this termination option, it shall provide MTI ninety (90) days notice prior to cancellation and shall complete all unfilled, prepaid orders for Coatings received from MTI prior to the end of the ninety (90) day notification period. MTl’s obligation to pay royalty on NET SALES shall continue as long as MTI sells COATED PRODUCTS.

9.5                                  If either party should exercise its right to terminate this Agreement under the provisions of Sections 9.2, 9.3 or 9.4 above, then MTl’s rights and licenses under Section 2.0 hereof shall immediately terminate, including its right to make further use of the PROPRIETARY INFORMATION acquired from STS under this Agreement. However, MTl’s obligation to hold PROPRIETARY INFORMATION in confidence pursuant to Section 6.0 of this Agreement shall remain in effect for five (5) years following termination.

9.6                                  Termination of this Agreement shall not relieve either party of obligations incurred prior to termination.

10.0                           Infringement:

10.1                           In the event that STS shall fail, within thirty (30) days of notice by MTI of any material infringement, direct or contributory, by a third party of rights granted to MTI in Section 2.0 hereunder, to institute legal action to end such infringement, MTI shall have the right, at that time, and at its option, to initiate and prosecute such action, in its own or STS’s name, but at MTI’s sole cost and expense; provided, however, that STS shall cooperate fully with MTI in the initiation and prosecution of such action.  At the termination of such action, MTI may deduct from the royalties due to STS its costs and expenses, including its attorney’s fees, of prosecuting such action.  Any recovery, by way of judgment damages or of a possible license, shall be divided equally between STS and MTI after deducting the costs and expenses of such action.

10.2                           Should any patent infringement action be brought, or threatened, against MTI as a result of MTI’s exercising of rights granted to it hereunder, MTI shall promptly notify STS.  STS may, at its option, defend MTI.  If STS does not defend the MTI, then royalties earned with respect to that country shall be applied to the costs and expenses, including attorneys’ fees, of litigation and damages, if any, incurred by MTI. Any excess of such accrued royalties shall be paid to STS.

11.0                           Indemnification.

11.1                           Each party agrees to indemnify and hold the other party and its Related Companies, officers, directors, employees, agents and shareholders harmless against any and all losses, liabilities, damages, claims, judgments, demands, and expenses (including reasonable attorneys’ fees)  arising out of or in connection with the breach by the indemnifying party of any of its representations or warranties or the nonperformance, partial or total, of any covenants of the indemnifying party contained in this License Agreement.

11.2                           MTI shall indemnify, defend, and hold STS and its Related Companies, officers, directors, employees, agents and shareholders, harmless from and against any and all losses, liabilities, damages, claims, judgments and expenses (including reasonable attorney’s fees) arising from the sale or use of COATED PRODUCTS except those arising out of negligence or willful misconduct by STS.

11.3                           As a condition to the indemnified party’s right to indemnification under this Article 11, the indemnified party shall give prompt notice to the indemnifying party of any suits, claims or demand by third parties or the indemnified party which may give rise to any loss for which indemnification may be required under this Article 11. The indemnifying party shall be entitled to assume the defense and control of any suit, claim or demand of any third party at its own cost and expense; provided, however, that (i) the other party shall have the right to be represented by its own counsel at its own cost in such matters, and (ii) any settlement of such suit, claim or demand shall be subject to the prior written consent of such other party, which consent shall not be withheld or delayed unreasonably.

12.0                           General

12.1                           Assignment. Neither MTI nor STS shall have the right to assign (including by sale, merger or otherwise by operation of law) any or all of its rights and obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld. This Agreement and all rights and obligations hereunder shall be binding upon and shall inure to the benefit of the respective successors and assignees who rightfully become an Assignee, under this Section.

12.2                           Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be released, discharged, abandoned, changed or modified in any manner except by an instrument in writing signed by a duly authorized officer of each of the parties hereto.

12.3                           Waiver and Severability. The waiver by either of the parties of any breach of any provision hereof by the other party shall not be construed to be waiver of any succeeding breach of such provision or to be a waiver of the enforceability of the provision itself.

12.4                           Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, USA whose courts shall, except as limited by the provisions of the binding arbitration provisions of Section 12.5 below, have jurisdiction over the parties hereto and all matters arising hereunder.

12.5                           Arbitration. Any dispute or controversy arising out of or with respect to this Agreement shall be subject to binding arbitration in Rochester, New York, or in another location if the parties so agree, under the Commercial Rules of the American Arbitration Association. Any resulting award shall be final, binding, and nonappealable and may be entered in any court of competent jurisdiction in any country to enforce it and the parties consent to personal jurisdiction in any such court.

12.6                           Invalidity. If any of the provisions of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

12.7                           Notice. Any notice required or to be given hereunder shall be considered delivered when deposited, postage prepaid, in the United States mail, certified or registered mail, or by telecopier, to the address of the other party as specified below or as subsequently modified in writing by the parties.

If to STS:

STS Biopolymers, Inc.

336 Summit Point Drive

Henrietta, New York 14467

Attention: President

If to MTI:

Micro Therapeutics, Inc.

1062-F Calle Negocio

San Clemente, California 92673

Attention: Vice President R&D

12.8                           Survival of Certain Terms.  Paragraphs 4.0, 6.0, 9.6, 10.2 and 11.0 shall survive termination of this Agreement for any reason.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective the day and year set forth above.

Micro Therapeutics, Inc.		STS Biopolymers, Inc.
By:	/s/Robert Green	By:	/s/Richard D. Richmond
Its:	V.P. R&D	Its:	President